Exhibit 10.1


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                           WHOLESALE SERVICE AGREEMENT
                           ---------------------------

     This Agreement is made November 1, 2001, between National Specialty Services, Inc. ("NSS") whose address for purposes of this Agreement is 556
Metroplex Drive, Nashville, TN 37211 and CollaGenex Pharmaceuticals, Inc. ("Supplier") whose address is set forth under its name on the signature page of this Agreement.

                             Background Information

     A. Supplier is in the business of manufacturing and/or marketing healthcare products.

     B. NSS is a broad-line wholesale distributor of healthcare products.

     C. Supplier desires to appoint NSS as an authorized distributor of those healthcare products manufactured and/or marketed by Supplier, which are set forth on Attachment A hereto (the "Products") and agrees to sell the Products to NSS. NSS desires to accept such appointment and agrees to purchase the Products from Supplier on the terms and subject to the conditions described in this Agreement.

                             Statement of Agreement

     Supplier and NSS hereby agree as follows:

     ss.1. Appointment of NSS. Supplier hereby appoints NSS as a non-exclusive, authorized distributor of the Products, and NSS hereby accepts that appointment on the terms and subject to the conditions described in this Agreement. As an authorized distributor, NSS may purchase such quantities of the Products as NSS deems necessary or appropriate to fill its customers' orders from time to time, subject to the order cutback procedures described below. NSS will not be required to provide any particular level of promotion or marketing activities with respect to or on behalf of any Product and will not be prohibited from providing customized promotional or marketing services with respect to any other products or on behalf of other suppliers. Notwithstanding the foregoing sentence, during the term hereof, NSS shall not conduct itself in such a manner as to detrimentally affect the name and/or reputation of Supplier.

     ss.2. Orders for the Products. NSS will transmit orders for the Products to Supplier using a mutually acceptable automated order entry system or such other means as may be agreed upon by the parties. All of NSS's orders for the Products are subject to acceptance and approval by Supplier. If the Products are in limited supply or otherwise unavailable in the quantities requested by NSS, Supplier may elect to cutback NSS's order and instead allocate such limited supply or availability among NSS and its other wholesaler customers in a commercially reasonable manner, which does not place NSS at a competitive disadvantage. NSS shall have no obligation to accept automatic shipments of any Product.

     ss.3. Terms of Sale and Shipment. Supplier shall sell the Products to NSS at Supplier's published wholesale prices in effect on the date of NSS's order and deliver the Products F.O.B. to NSS' distribution center located at 556 Mextroplex Drive, Nashville, Tennessee 37211, or such other location as may be designated by NSS on its purchase order, freight prepaid. Supplier shall give NSS notice at least one full business day prior to the effective date of an increase in Supplier's published wholesale price of any Product. Title and risk of loss to the Products shall remain with Supplier until shipment is received at the specified destination. If NSS requests special routing of a shipment which results in a higher transportation cost than would be incurred as a result of the routing selected by Supplier, then the extra cost incurred by Supplier shall be added to Supplier's invoice. NSS shall report any damage, defect, loss in transit, or other shipping errors promptly following NSS's discovery of the same. Any chargebacks, rebates or similar promotional incentives will be based on Supplier's published wholesale price without reduction for cash or off-invoice discounts and will be based on all purchases by NSS.

     ss.4. Payment Terms. Unless otherwise agreed by both parties, all orders for the Products shall be invoiced by Supplier on the date shipped. NSS shall pay all Supplier's invoices in accordance with the due dates specified therein; provided that such terms shall [**] in no instance shall be less than [**]. Supplier shall provide NSS with [**] days additional dating on invoices of new products, in addition to other pricing terms hereunder.

     In the event that NSS notifies Supplier that amounts owed by Supplier to NSS resulting from rebates, chargebacks or any other credit exceed amounts owed by NSS to Supplier (a "Debit Balance"), Supplier will remit payments for such amount by check or wire transfer until such time that NSS notifies Supplier that it is no longer in a Debit Balance.

     NSS will provide Supplier with its most recent audited year-end consolidated financial statements and quarterly year-to-date updates to such financial statements promptly following Supplier's request from time-to-time during the term of this Agreement. If Supplier establishes so-called "credit limits" for NSS's purchases from Supplier, it will inform NSS of such limits promptly following such determination and in any event not less than ten (10) business days in advance of cutting back orders or otherwise acting upon such limits and will consult in good faith with NSS as to the appropriateness of such limits in light of NSS's overall credit worthiness, sales growth rate, and other relevant factors.

     ss.5. Distribution Fee. Supplier agrees to pay to NSS a Distribution Fee for Atridox equal to [**]% of the greater of $[**] or the average selling price for the period for each unit sold by NSS during the applicable month. The average selling price shall not include shipping or handling charges. The $[**] price will change on a percentage basis in accordance with any manufacturer price increases. Supplier agrees to pay to NSS a Distribution Fee for Atrisorb and Atrisorb-D equal to [**]% of the greater of $[**] or the average selling price for the period for each unit sold by NSS during the applicable month. The average selling price shall not include shipping or handling charges. The $[**] price will change on a percentage basis in accordance with any manufacturer price increases. Supplier will pay said fees monthly, within [**] days after the end of the applicable month via credit memo.

     ss.6. Marketing Services. NSS agrees to offer marketing services to Supplier as defined and priced in Attachment B. NSS reserves the right to amend the prices and service offerings in Attachment B at any time. NSS will invoice Supplier for such marketing service fees, as applicable, and such fees shall be paid in accordance with the terms of the applicable invoice.

     ss.7. Sales Data. NSS agrees to provide Supplier with customer level sales detail reports within five (5) days after the end of each month, except when the terms and conditions of a customer's agreement with NSS precludes NSS from providing such data.

     ss.8. Inventory. If at any time during the term of this Agreement, [**] Supplier shall [**] (a) the [**] NSS's then-current inventory of that Product [**] that Product, and (b) the [**] NSS's then-current inventory of that Product, determined [**] for all such inventory. For purposes of this section, "NSS's then-current inventory" shall include all inventory held in NSS's distribution centers, all Products owned by NSS at any store owned or operated by a customer of NSS and held by such customer on consignment, and all Product "in transit" to or from such distribution centers on the effective date of such price decrease. For product owned by NSS and held by customer on consignment, the [**] (a) the [**] or a [**] of NSS's then-current inventory of that Product at the Customer location and (b) the [**] NSS's then-current inventory of that product at the customer's location, [**] as applicable. NSS will use good-faith efforts to notify Supplier [**] pursuant to this section (including reasonable supporting documentation) within [**] days following the effective date [**].

     ss.9. Returned Goods and Recalls. NSS will have the right to return to Supplier and receive full credit for both outdated Products and Products still indate but within [**] months of their expiration date. NSS will notify Supplier of its intent to return the product in order to obtain return authorization from Supplier. Such authorization will not be unreasonably withheld by Supplier. Products with more than [**] months remaining dating are not eligible for return absent prior authorization from Supplier; provided that (a) such authorization will not be unreasonably withheld, (b) NSS will have the right during the [**]-month period following introduction of a new Product in which to return that Product without regard to the remaining dating and (c) Supplier will have the option to issue additional [**] days dating in which to return product. These return guidelines will be in effect for all Products originally purchased by NSS from Supplier, exclusive only of specialty or promotional program purchases specifically exempted by mutual written consent of the parties. See Attachment C (the "Return Goods Policy").

     Supplier shall reimburse NSS, consistent with Healthcare Distribution Management Association (HDMA) standards, for the full amount of all reasonable costs and expenses incurred by NSS in connection with NSS's performance of any recall services or assistance relating to the Products, unless such recall is due solely to the gross negligence or willful misconduct of NSS in handling such Products.

     ss.10. Contract Administration and Chargeback Procedures. NSS will recognize and administer those contracts between Supplier and customers of NSS ("Supplier Contracts") pursuant to which Supplier and such customers have established prices at which the customer may purchase certain Products, subject to the continued validity of Supplier Contracts in accordance with applicable law. NSS's Standard Policy on Chargebacks (a copy of which is incorporated herein as Attachment D (the "Chargeback Policy")) will govern the administration of the Supplier Contracts under this Agreement.

     ss.11. Setoff Rights. If and to the extent either party fails to pay, reimburse, or credit the other for any amount owed when due under this Agreement, then the party to whom such amount is owed will have the right to setoff such amount against amounts otherwise due from it.

     ss.12. Confidential Information. In connection with the ongoing business relationship between Supplier and NSS, each party may gain access to proprietary information of the other which may be considered confidential by the party providing such information, and each party shall use the same care to prevent disclosure, publication, or dissemination to any third party of the other party's confidential information as is used to protect its own confidential information, but not less than reasonable care. All information provided by a party hereunder to the other party shall be deemed confidential unless such information (i) is in the public domain, (ii) is known to the party receiving the information prior to the time of disclosure by the other party as evidenced by the written records of the receiving party, (iii) was lawfully received by the receiving party from a third party without any obligation of confidentiality, (iv) is independently developed by or for the receiving party without reference to the confidential information, as evidenced by written records or (v) is required to be disclosed by law or court order provided that the receiving party provides a reasonable opportunity to the disclosing party to seek confidential treatment or other protective measures for such information. However, information generated, compiled or stored by NSS reflecting the purchase and resale of Products to its customers does not constitute the confidential information of Supplier, and NSS will be entitled to utilize all such information in any manner deemed appropriate by it. Supplier understands and agrees that NSS may, in its sole discretion, elect to sell warehouse withdrawal, sales, and other data to IMS/DDD and/or other third parties without contribution to Supplier.

     ss.13. Warranty and Indemnification. Supplier hereby warrants that the Products are and shall be manufactured and delivered to NSS in conformity with the Federal Food, Drug and Cosmetic Act, as amended, and all other applicable laws, rules, and regulations. NSS warrants that it will not alter any labels affixed to the Products.

     Supplier shall defend, indemnify, and hold harmless NSS and its affiliates, directors, officers, employees and representatives from and against any and all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys' fees) arising directly or indirectly out of:
(a) injury or death to person or property alleged to have been caused by any defect in the Products (exclusive of defects to the extent shown to be attributable to NSS's negligence in handling such Products); (b) "class of trade" pricing, if any, maintained by Supplier from and after the effective date of this Agreement, including without limitation those arising out of NSS's administration of Supplier Contracts; and (c) any intellectual property infringement actions (including patent, trademark, service mark, copyright trade dress, trade secret and other proprietary rights) brought by a third party in connection with NSS's distribution of Products hereunder. The warranty and indemnification provisions of this section shall survive any termination or expiration of this Agreement.

EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER NSS NOR SUPPLIER MAKES ANY OTHER WARRANTIES WHATSOEVER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES WHETHER EXPRESS, IMPLIED, OR STATUTORY WITH REGARD TO THE SERVICES OR PRODUCTS PROVIDED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

     ss.14. Insurance. During the term of this Agreement and thereafter as may be necessary to cover claims associated with Products purchased by NSS (whether before, during or after such term), Supplier shall obtain, pay for, and keep in full force and effect commercial general liability insurance, with one or more reputable insurance carriers with a minimal rating by AM Best of A- or its equivalent, (including coverage for product liability and personal injury damages) with a per occurrence limit of not less than $10 million. "National Specialty Services, Inc." shall be designated as an "additional insured" under all such insurance policies, and Supplier shall deliver to NSS certificates evidencing the existence and continuation of such insurance at the execution of this Agreement and upon Supplier's periodic renewal of such policy. Such insurance shall include a provision for at least 30 days prior written notice to NSS in the event of cancellation or material reduction of coverage.

     During the term of this Agreement and thereafter as may be necessary to cover claims associated with NSS' services provided hereunder (whether before, during or after such term), NSS shall obtain, pay for, and keep in full force and effect commercial general liability insurance, though self-insurance or with one or more reputable insurance carriers with a minimal rating by AM Best of A-or its equivalent, (including coverage for product liability and personal injury damages) with a per occurrence limit of not less than $2 million. "CollaGenex Pharmaceuticals, Inc. " shall be designated as an "additional insured" under all such insurance policies, and NSS shall deliver to Supplier certificates evidencing the existence and continuation of such insurance at the execution of this Agreement and upon NSS' periodic renewal of such policy. Such insurance shall include a provision for at least 30 days prior written notice to Supplier in the event of cancellation or material reduction of coverage.

     ss.15. Term and Termination. The initial term of this Agreement shall begin on the date of this Agreement and shall continue until the three (3)-year anniversary date of this Agreement (the "Initial Term"). At the expiration of the Initial Term, this Agreement shall renew automatically for successive one-year periods upon the same terms and conditions, unless or until terminated in accordance with this section. Any reference in this Agreement to the "term of this Agreement" shall include the Initial Term and any such renewal periods.

     Notwithstanding the foregoing, either party may terminate this Agreement for any reason or without reason at any time by giving the other party not less than [**]days written notice prior to the specified termination date.

     ss.16. Compliance With Laws. Each party shall comply in all material respects with all federal, state, and local laws (and any regulations promulgated thereunder) which are now or hereafter become applicable to the manufacture, purchase, handling, sale, or distribution of the Products.

     Further, each party shall comply with all federal, state and local laws and regulations applicable to its operations, including but not limited to, those dealing with employment opportunity and affirmative action including Executive Order 11246 (Equal Opportunity), Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (38 U.S.C. 4212(a)), Affirmative Action for Handicapped Workers (29 U.S.C. 793) and any amendment and applicable regulations pertaining thereto. In addition, each party shall comply with all terms of 48 C.F.R. ss. 52.244-6 (Federal Acquisition Regulations) (including the requirement of including this provision in subcontracts awarded under this contract) and such provision is hereby incorporated into this Agreement as if fully set forth herein.

     Child Labor. Each party represents and warrants that it complies with all federal, state, local and other applicable laws, regulations, conventions or treaties prohibiting any form of child labor or other exploitation of children in the manufacturing and delivery of such party's products or services.

     ss.17. Arbitration. Prior to submission to arbitration, the parties will negotiate in good faith any disagreements or controversies arising out of or relating to this Agreement. The disputing party shall give the other party written notice of the dispute. Within twenty (20) days after receipt of that notice, the receiving party shall submit to the other a written response. If the matter has not been resolved within ninety (90) days of receipt of the disputing party's notice, or if either party will not meet within 30 days of receipt of the disputing party's notice, either party may initiate arbitration in accordance with the terms of this Agreement.

     Any and all disagreements or controversies arising out of or relating to this Agreement not resolved by the foregoing negotiation procedures shall be settled by binding arbitration pursuant to the then-current rules of the American Arbitration Association. The arbitration shall be held before a panel of three arbitrators, one to be selected by Supplier, one to be selected by NSS, and the third to be selected by agreement of the two arbitrators selected by the parties. The determination made in accordance with such rules shall be delivered in writing to the parties and shall be final, binding, and conclusive on the parties. Each party shall pay its own legal, accounting, and other fees in connection with such arbitration, along with the fees and expenses of the arbitrator selected by that party and one-half of the fees and expenses of the third arbitrator. Notwithstanding any of the foregoing to the contrary, either party may seek from any court having jurisdiction any interim measures or provisional remedies (including without limitation temporary or preliminary injunctive relief) pending the establishment of the arbitration panel and until the panel's final award has been satisfied.

     ss.18. Audit and Inspection. During the term of this Agreement, upon reasonable prior notice and during normal business hours, either party shall be entitled to audit and inspect those relevant records which are maintained by the other party in direct connection with its performance under this Agreement; provided, however, the audit or inspection shall be performed by bona fide, permanent employees of the party conducting such audit or inspection and in no event shall any such audit or inspection relate to any transaction or event which occurred more than twelve months prior to the date of such audit or inspection. Supplier chargeback audits shall be governed by the additional terms and conditions contained in the Chargeback Policy.

     ss.19. Relationship of the Parties. The relationship among the parties is and shall be that of independent contractors. This Agreement does not establish or create a partnership or joint venture among the parties. In performing its duties hereunder, NSS shall not enter into any contract or arrangement on behalf or in the name of Supplier.

     ss.20. Notices. Any notice or other communication required or desired to be given to any party under this Agreement shall be in writing and shall be deemed given when: (a) deposited in the United States mail, first-class postage prepaid, and addressed to that party at the address for such party set forth at the end of this Agreement; (b) delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that party at that address; or (c) sent by facsimile transmission, with electronic confirmation, to that party at its facsimile number set forth at the end of this Agreement. Any party may change its address or facsimile number for notices under this Agreement by giving the other party notice of such change.

     ss.21. Governing Law. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Ohio.

     ss.22. Severability. The intention of the parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any arbitration panel or any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

     ss.23. Force Majeure. If the performance of any part of this Agreement by any party shall be affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, acts of God, or any other causes which are beyond its control, such party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that the obligation of either party to pay amounts due to the other party shall not be subject to the provisions of this section.

     ss.24. Complete Agreement. This Agreement and the Chargeback Policy contain the entire agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this Agreement, including without limitation any previous wholesale distribution agreement entered into between Supplier and NSS. No changes to this Agreement will be made or be binding on either party unless made in writing and signed by each party.

     ss.25. Assignment. Neither party shall have the right to assign this Agreement to any third party without the prior written consent of the other party.


CollaGenex                                 National Specialty Services, Inc.


By /s/ Frank Ruffo                         By /s/David J. Canniff
   ------------------------                   ------------------------

Name Frank Ruffo                           Name David J. Canniff
     ----------------------                     ----------------------

Title Sr. Director Finance                 Title VP
      ---------------------                     ----------------------

Address:  41 University Dr.                Address:  556 Metroplex Drive
          -----------------                          Nashville, TN  37211
           Newtown, PA
          -----------------


Date:  2/26/02                             Date: 2-26-02
       --------------------                      ---------------------

Facsimile Number: 215-579-5877             Facsimile Number:  (615) 833-5057
                  --------------

                                                                  ATTACHMENT A


                                    Products
              -------------------------------------------------------------
                          Atridox                            Tier Prices
              -------------------------------------------------------------
              [**] boxes                                      $[**]/box
              -------------------------------------------------------------
              Introductory Price ([**] boxes) Exp.            $[**]/box
              [**]
              -------------------------------------------------------------
              [**] boxes                                      $[**]/box
              -------------------------------------------------------------
              [**] boxes                                      $[**]/box
              -------------------------------------------------------------


              -------------------------------------------------------------
                          Atrisorb                            Tier Prices
              -------------------------------------------------------------
              [**]                                            $[**].00/box
              -------------------------------------------------------------
              [**] boxes                                      $[**].00/box
              -------------------------------------------------------------
              [**] boxes                                      $[**].00/box
              -------------------------------------------------------------


              -------------------------------------------------------------
                           Atrisorb-D                         Tier Prices
              -------------------------------------------------------------
              [**]                                            $[**].00/box
              -------------------------------------------------------------
              [**] boxes                                      $[**].00/box
              -------------------------------------------------------------
              [**] boxes                                      $[**].00/box
              -------------------------------------------------------------

                                                                  ATTACHMENT B

                               MARKETING SERVICES

      --------------------------------------------------------------------
            Service                                    Fee
      --------------------------------------------------------------------
      Scripts/Market Survey                      Program Dependent
      --------------------------------------------------------------------
      Voice Mail Greeting                        $[**]/week
      --------------------------------------------------------------------
      Tagline Message                            $[**]/week
      --------------------------------------------------------------------
      On Hold Message                            $[**]/month
      --------------------------------------------------------------------
      Facsimile Notices                          $[**]/fax
      --------------------------------------------------------------------
      Newsletter                                 $[**]-$[**]
      --------------------------------------------------------------------
      Shipment Stuffers                          $[**]-$[**] per insertion
      --------------------------------------------------------------------
      Direct Mail                                Program Dependent
      --------------------------------------------------------------------
      Database Analysis Service                  Program Dependent
      --------------------------------------------------------------------
      Customer Referral Service                  Program Dependent
      --------------------------------------------------------------------
      Reporting  - by  location  or zip          Program Dependent
      code; daily to monthly
      --------------------------------------------------------------------

                                                                 ATTACHMENT C


                               RETURN GOODS POLICY


GENERAL POLICY
Product in "merchantable condition" (as defined below) may generally be returned to the National Specialty Services, Inc. ("NSS") facility from which the product was originally purchased if the return is made within the timeframes and subject to the terms and conditions described below:

Return Made Within: [**] Days from Invoice Date [**]% of original invoice amount paid by customer.
No returns  will be accepted  beyond [**] days from  invoice date.

SHORTS AND DAMAGED MERCHANDISE
Claims of order shortages (e.g., invoiced but not received) and damage must be reported within two business days of receipt of goods. Controlled substance claims must be reported immediately per DEA requirements. Pricing and other errors/mistakes must be reported within 10 business days from the invoice date.

REQUIRED RETURN PROCEDURES
A fully completed NSS Credit Request Form (the "Return Form") must accompany all merchandise to be returned. Each Return Form must include the following information:

     A. Customer name, address and account number (as it appears on the invoice);
     B.   Name and address of the NSS facility to which the return is made;
     C.   "Ship to" address if different than "bill to" address;
     D.   NSS invoice/order number and date;
     E. Product item number, quantity, form/size, description, lot number, serial number, and expiration date. (Note: A copy of the
     F.   NSS invoice and packing slip will provide this information.)
     G.   Purchase order number, if applicable;
     H.   Reason for return; and
     I.   The date of the return.


Return merchandise must be placed in a proper shipping container and, for merchandise valued at more than $[**], signed for by the carrier/driver when the product is picked up. NSS will arrange for pick up of product, freight paid, for all items shipped in error. All items ordered in error by the customer must be returned freight pre-paid. All Return

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Forms will be reviewed by NSS for compliance with its Returned Goods Policy. The acceptability, valuation, and acceptance of any return is at the sole discretion of NSS and /or the manufacturer. Any credit or similar offsets may be taken only as previously approved by NSS (as evidenced by the issuance of a valid credit memo), and may not be otherwise taken or deducted by the customer. For returned goods authorization, please call Customer Service at 888.920.3322.

OTHER RESTRICTIONS
This policy is subject to change without notice by NSS. This policy is further subject to modification as NSS may deem necessary or appropriate to comply with applicable federal and/or state laws, rules and regulations, FDA guidelines, and any other restrictions applicable to returned merchandise.

BLOC DRUG LABELED PRODUCTS

     1.   The customer [**].

     2. [**] the customer [**]. The customer [**] the customer [**] the customer

     2.   [**] the customer [**]


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                                                                    ATTACHMENT D

                        NATIONAL SPECIALTY SERVICES, INC.
                         STANDARD POLICY ON CHARGEBACKS


     The following represents the standard policy of National Specialty Services, Inc. ("NSS") pertaining to the sale of product under contract
("chargebacks") between NSS' customers and supplier ("Supplier") and the processing and audits of chargebacks, as well as certain related matters. Depending upon the individual facts and circumstances associated with a Supplier's administrative procedures for chargeback related matters (e.g. the extent of use of EDI, electronic funds transfer, and other factors that contribute to or detract from NSS' ability to efficiently deal with chargeback matters), NSS reserves the right to modify any or all of the following terms and conditions.

I.   CHARGEBACK PROCESSING

NSS will recognize and administer contracts between Suppliers and customers pursuant to which prices at which the customer may purchase certain products have been established, subject to the continued validity of such contracts in accordance with applicable law and the Supplier's compliance with NSS' standard policy and credit considerations deemed relevant to NSS. Amounts owed to NSS by Suppliers relating to chargebacks shall be calculated based upon the wholesale acquisition price of Supplier's product at the date of sale, and shall be paid, or credited, as appropriate, to NSS within seven (7) days following NSS' submission of a request for such amounts. In the event that NSS notifies Supplier that chargeback amounts owed by Supplier to NSS exceed amounts owed by NSS to Supplier (a "Debit Balance") Supplier will remit payment for chargebacks to NSS by check or wire transfer until such time that NSS notifies Supplier that it is no longer in a Debit Balance. Chargeback reconciliation issues shall be resolved as soon as practicable with each party responding to the other within sixty (60) days following receipt of documentation supporting those issues.

II.  SUPPLIER CHARGEBACK AUDITS

     The Supplier shall have the right to audit NSS' compliance with the respective contracts in force and related chargeback matters subject to the following terms and conditions:

     A. Chargeback audits will be limited to twelve (12) months of historical information as of the date such audit begins.

     B. NSS shall have a reciprocal twelve (12) month period to reconcile any differences that may arise with Supplier related to chargeback

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          issues  (including  submission  and other  errors  and  regardless  of whether such issues arise as part of a Supplier chargeback audit).

     C. Supplier shall notify NSS' Controller of an intent to perform an audit at least thirty (30) days prior to beginning the audit, specifying the location to be audited and the time period to be covered. In the event that such timing is expected to create undue disruption in NSS' business, NSS shall have the right to delay the start of the audit for up to thirty (30) additional days.

     D. Audits must be performed by bona fide, permanent employees of Supplier, subject to a confidentiality agreement to be prepared by NSS and signed by the Supplier and such employee(s), prior to beginning the audit.

     E. Audits shall be performed at the NSS site that is being audited, or such alternate sites where appropriate records are located, as NSS may designate.

     F. Audits shall be performed during the normal, customary office hours of the NSS site that is being audited.

     G. The existing accounting records of the NSS site being audited will be made available for audit, subject to the following limitations:

          1.   Electronic data will not be specially created.

          2. NSS reserves the right to summarize and/or retract the contents of all records containing sensitive or competitive information.

     H. NSS will bill Supplier for any direct out-of-pocket costs incurred in conjunction with a Supplier-requested audit, unless such audit reflects a deficiency of five percent (5.0%) or greater of the actual amount of the invoice submitted over the audit period. Amounts billed will be deducted from NSS' next payment for current purchases, after completion of the audit.

     I. Any Supplier claims arising from an audit must be supported by specific audit results related to specific transactions. Extrapolation of results from one period to another will not be accepted.

     J. Any Supplier claims arising from an audit must be submitted to NSS' Controller within thirty (30) days of completing the audit. All claims must be accompanied by specific supporting details of

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

          the transactions that comprise such claim. NSS shall then have forty-five (45) days to review the claim and advise Supplier of its acceptance or disagreement.

IV.  Related Matters

     A. NSS shall be entitled to cash discounts based on the gross invoice price of all goods purchased from Supplier, regardless of whether a chargeback is ultimately claimed by NSS.


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